Western Copper Corporation

Consolidated Pro Forma Financial Statements
September 30, 2006
(unaudited)

F17.5-1

Western Copper Corporation
Consolidated Pro Forma Balance Sheet (unaudited)

(expressed in Canadian dollars)

As at September 30, 2006	Western	Lumina	Pro Forma		Pro Forma
	Copper	Resources	adjustments		Consolidated
	Corporation	Corp.	(Note 2)
	(unaudited)	(unaudited)
	$	$	$		$

ASSETS

CURRENT ASSETS
Cash and cash equivalents	37,938,011	883,752	(343,620)	[a]	37,846,143
			(632,000)	[b]
Accounts receivable	55,810	4,982	-		60,792
Prepaid expenses	72,270	1,350	(1,350)	[a]	72,270

	38,066,091	890,084	(976,970)		37,979,205

PROPERTY AND EQUIPMENT	107,105	16,251	(16,251)	[a]	107,105

MINERAL PROPERTIES	4,523,514	4,766,411	(4,766,411)	[a]	46,078,971
			41,555,457	[a]

	42,696,710	5,672,746	35,795,825		84,165,281

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities	828,032	122,347	-		950,379

FUTURE INCOME TAX	-	668,151	(668,151)	[a]	11,231,527
			11,231,527	[a]

TOTAL LIABIILITIES	828,032	790,498	10,563,376		12,181,906

SHAREHOLDERS’ EQUITY

SHARE CAPITAL	39,150,018	6,118,790	(6,118,790)	[c]	67,873,215
			28,723,197	[a]
CONTRIBUTED SURPLUS	21,353,610	268,335	(268,335)	[c]	22,745,110
			1,391,500	[a]
DEFICIT	(18,634,950)	(1,504,877)	1,504,877	[c]	(18,634,950)

	41,868,678	4,882,248	25,232,449		71,983,375

	42,696,710	5,672,746	35,795,825		84,165,281

The accompanying notes are an integral part of these consolidated financial statements.

F17.5-2

Western Copper Corporation
Consolidated Pro Forma Statement of Loss (unaudited)

(expressed in Canadian dollars)

Year ended December 31, 2005	Western	Lumina	Pro Forma	Pro Forma
	Copper	Resources	adjustments	Consolidated
	Corporation	Corp.	(Note 2)
	(Note 5)	(unaudited)
		(Note 6a)
	$	$	$	$

EXPLORATION EXPENSES	311,932	-	-	311,932

ADMINISTRATIVE EXPENSES	49,483	338,693		388,176

LOSS BEFORE OTHER ITEMS	361,415	338,693	-	700,108

OTHER ITEMS
Interest income	-	(21,402)	-	(21,402)

LOSS FOR THE PERIOD	361,415	317,291	-	678,706

The accompanying notes are an integral part of these consolidated financial statements.

F17.5-3

Western Copper Corporation
Consolidated Pro Forma Statement of Loss (unaudited)

(expressed in Canadian dollars)

Nine months ended	Western	Lumina	Pro Forma	Pro Forma
September 30, 2006	Copper	Resources	adjustments	Consolidated
	Corporation	Corp.	(Note 2)
	(unaudited)	(unaudited)
		(Note 6b)
	$	$	$	$

EXPLORATION EXPENSES	1,904,878	-	-	1,904,878

ADMINISTRATIVE EXPENSES
Accounting and legal	235,376	80,491	-	315,867
Office and administration	832,136	307,025	-	1,139,161
Promotion and travel	282,036	131,288	-	413,324
Regulatory and filing fees	168,852	20,548	-	189,400

	1,518,400	539,352	-	2,057,752

LOSS BEFORE OTHER ITEMS	3,423,278	539,352	-	3,962,630

OTHER ITEMS
Gain on sale of marketable securities	(1,922,340)	-	-	(1,922,340)
Interest income	(426,032)	(19,917)	-	(445,949)
Foreign exchange	(9,192)	-	-	(9,192)

LOSS FOR THE PERIOD	1,065,714	519,435	-	1,585,149

Basic and diluted loss per share	0.02	-		0.02

Weighted average number of common
shares outstanding (note 4)	49,503,980	-		70,780,422

The accompanying notes are an integral part of these consolidated financial statements.

F17.5-4

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Plan of arrangement and basis of presentation

The accompanying unaudited pro forma consolidated financial statements have been compiled for the purposes of inclusion in a Business Acquisition Report. These pro forma consolidated financial statements give effect to the acquisition of all the issued and outstanding shares of Lumina Resources Corporation (Lumina) by Western Copper Corporation (Western or the Company) on November 30, 2006. Under the terms of the plan of arrangement, Lumina shareholders exchanged each of their Lumina common shares for one common share of Western. In addition, each outstanding Lumina stock option was exchanged for a Western stock option. The stock option terms were unchanged.

This unaudited pro forma consolidated financial information has been prepared in accordance with Canadian generally accepted accounting principles. These principles differ in certain material respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The effects of significant measurement differences between Canadian and U.S. GAAP are described in note 7.

These pro forma consolidated financial statements are not necessarily indicative of the financial position of Western as at the time of closing the transaction referred to above, nor of the future operating results of Western as a result of the transaction.

These pro forma consolidated financial statements include:

a)

a pro forma consolidated balance sheet as at September 30, 2006 prepared from the September 30, 2006 unaudited consolidated balance sheet of Western and the September 30, 2006 unaudited consolidated balance sheet of Lumina. It gives effect to the acquisition of the Lumina assets and the Lumina liabilities acquired by the Company and the assumptions and adjustments described in note 2, as if the acquisition by Western had occurred on September 30, 2006.

b)

a pro forma consolidated statement of loss for the year ended December 31, 2005 prepared from the 2005 annual audited statement of loss of Western Copper Business as described in note 5 and from the unaudited consolidated statement of operations of Lumina for the period from February 28, 2005 (date of incorporation) to December 31, 2005 prepared as described in note 6(a), as if the acquisition by Western had occurred on January 1, 2005.

c)

a pro forma consolidated statement of loss for the nine months ended September 30, 2006 prepared from the unaudited consolidated statement of loss of Western for the nine months ended September 30, 2006 and from the unaudited consolidated statement of operations of Lumina for the nine months ended September 30, 2006 prepared as described in note 6(b), as if the acquisition by Western had occurred on January 1, 2005.

The pro forma consolidated financial statements should be read in conjunction with the audited annual financial statements of Western Copper Business as at, and for the year ended, December 31, 2005, Western’s unaudited consolidated financial statements as at, and for the nine months ended, September 30, 2006, Lumina’s unaudited consolidated financial statements as at, and for the nine months ended December 31, 2005, Lumina’s unaudited consolidated financial statements as at, and for the six months ended, September 30, 2006, and Lumina’s audited consolidated financial statements as at, and for the year ended, March 31, 2006.

F17.5-5

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

2	Pro Forma assumptions and adjustments

The pro forma consolidated balance sheet gives effect to the following transactions and assumptions as if they occurred on September 30, 2006:

a) The total assumed purchase price of $30,458,317 is determined as follows:

Lumina shares outstanding at September 30, 2006	21,276,442
Exchange ratio	1.0
Western shares to be issued	21,276,442
Closing price of a Western share on November 30, 2006	$1.35
Assumed fair value of Western shares issued	$28,723,197
Lumina stock options outstanding at September 30, 2006	1,210,000
Exchange ratio	1.0
Western stock options to be issued	1,210,000
Fair value of a Western stock option[1]	$1.15
Assumed fair value of Western stock options granted	$1,391,500
Estimated Western transaction expenses	$343,620
Estimated purchase price	$30,458,317

1 The fair value of a Western stock option has been estimated based on the following assumptions:

Closing price of a Western share on November 30, 2006	$1.35
Weighted average exercise price of outstanding Lumina stock options at September	$0.24
30, 2006
Expected stock price volatility	89%
Expected option life, in years	2.0
Risk free rate of return	3.10%
Expected dividend yield	-

The determination of the amounts assigned to shares and stock options will be determined on closing and may vary from the amounts used by a significant amount.

F17.5-6

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

These pro forma consolidated financial statements assume that for accounting purposes the acquisition of Lumina constitutes an acquisition of specific assets and liabilities rather than the acquisition of a business. The purchase consideration has been allocated to the estimated fair values of the assets acquired and liabilities assumed at the effective date of the purchase. These estimated fair values are based on preliminary management estimates and are subject to final valuation adjustments.

The preliminary allocation of the purchase price is as follows:

Preliminary allocation	$

Mineral properties	41,555,457
Cash and cash equivalents	251,752
Accounts receivable	4,982
Future income tax	(11,231,527)
Accounts payable and accrued liabilities	(122,347)

$30,458,317

b)	The incurrence of costs related to the transactions by Lumina of $632,000.

c)	The elimination of the existing share capital, contributed surplus, and deficit of Lumina.

3	Share capital

After giving effect to the pro forma assumptions in note 2, the issued and fully paid share capital of Western is as follows:

	Number of	Amount
	common shares	$

Balance – September 30, 2006	49,827,413	39,150,018
Proposed acquisition of Lumina by way of common shares (note 2a)	21,276,442	28,723,197

Pro Forma balance September 30, 2006	71,103,855	$67,873,215

F17.5-7

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

4	Loss per share

The calculation of pro forma loss per share in the pro forma consolidated statement of loss for the nine months ended September 30, 2006 is based on the weighted average number of common shares of Western for the nine months ended September 30, 2006 plus the additional 21,276,442 Western shares that would have been outstanding for the nine months ended September 30, 2006 had the transactions described in note 1 occurred on January 1, 2005, assuming that those shares were the only ones outstanding during the period.

5	Western Copper Corporation pro forma statement of loss

Western Copper Corporation was incorporated on March 17, 2006 as a wholly-owned subsidiary of Western Silver Corporation (Western Silver). The Company was inactive until Glamis Gold Ltd. (Glamis) acquired all the outstanding shares of Western Silver through a Plan of Arrangement on May 3, 2006. Each Western Silver shareholder received a share of Western for each Western Silver share owned on that date.

The Company’s statement of loss for the year ended December 31, 2005 represents the results of the related copper business of Western Silver (the Western Copper Business) for that period. Western’s statement of loss for the year ended December 31, 2005 includes the direct exploration expenses relating to the Carmacks and Almoloya mineral properties incurred by Western Silver and an allocation of Western Silver’s general and administrative expenses. The allocation of general and administrative expenses was calculated on the basis of the ratio of costs relating to the Carmacks and Almoloya mineral properties that were capitalized during the year as compared to the total costs incurred on all mineral properties that were capitalized during the year. The loss per share figures have not been calculated due to the fact that the Company had no shares outstanding at December 31, 2005.

6	Lumina pro forma statement of loss

a) December 31, 2005

Lumina was incorporated as a subsidiary of Lumina Copper Corp. on February 28, 2005. Lumina remained inactive until Lumina Copper Corp. completed a reorganization, by way of a statutory plan of arrangement, on May 19, 2005. The Lumina statement of operations for the year ended December 31, 2005 includes results from Lumina’s unaudited interim consolidated statement of operations for the period from February 28, 2005 (date of incorporation) to December 31, 2005.

F17.5-8

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

b)      September 30, 2006

The Lumina pro forma statement of loss for the nine months ended September 30, 2006 has been prepared by subtracting the unaudited interim consolidated statement of operations for the nine months ended December 31, 2005 from the audited consolidated statement of operations for the year ended March 31, 2006 and adding the unaudited interim consolidated statement of operations for the six months ended September 30, 2006, as follows:

				Nine months
		Nine months	Six months	ended
		ended	ended	September 30,
	Year ended	December 31,	September 30,	2006
	March 31,	2005	2006	(unaudited –
	2006	(unaudited)	(unaudited)	pro forma)

Administrative expenses:
Accounting and legal	37,084	7,251	50,658	80,491
Office and administration	304,307	218,931	221,649	307,025
Promotion and travel	128,481	101,528	104,335	131,288
Regulatory and filing fees	22,650	10,983	8,881	20,548

	492,522	338,693	385,523	539,352
Other items:
Interest income	(28,385)	(21,402)	(12,934)	(19,917)

Loss for the period	464,137	317,291	372,589	519,435

Line items presented on Lumina’s statement of operations have been reclassified for the purposes of the Western pro forma statement of loss to match Western’s classifications. Stock-based compensation has been reclassified to conform to the Company’s accounting policy of presenting stock-based compensation in the same line item as the recipients’ other forms of compensation.

F17.5-9

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

7	Material differences between Canadian and United States generally accepted accounting principles (GAAP)

This unaudited pro forma consolidated financial information has been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain material respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The effects of significant measurement differences between Canadian and U.S. GAAP are described below.

Pro Forma Balance Sheet

As at
September 30,
2006
$

Mineral properties - under Canadian GAAP	46,078,971
Cumulative mineral property expenditures written off under U.S.
GAAP (a)	(523,514)
Future income tax effect resulting from measurement differences between Canadian and U.S. GAAP (b)

Mineral properties - under U.S. GAAP	45,555,457

Shareholders’ equity - under Canadian GAAP	71,983,375
Measurement differences
Cumulative mineral property expenditures written off under
U.S. GAAP (a)	(523,514)

Shareholders’ equity - under U.S. GAAP	71,459,861

F17.5-10

Western Copper Corporation
Notes to the Pro Forma Consolidated Financial Statements (unaudited)

(expressed in Canadian dollars)

Pro Forma Statements of Loss

	Nine months ended	Year ended
	September 30,	December 31,
	2006	2005
	$	$

Earnings (Loss) for the period - under
Canadian GAAP	(1,585,149)	(678,706)
Mineral property expenditures written-off
during the period – under U.S GAAP (a)	(510,969)	(2,257,186)

Earnings (Loss) and comprehensive income
(loss) for the period - under U.S. GAAP	(2,096,118)	(2,935,892)

a)    Mineral property expenditures

Mineral property expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 4 of the notes to the December 31, 2005 annual audited financial statements of Western Copper Business. For U.S. GAAP purposes, exploration expenditures and periodic option payments relating to mineral properties for which commercial feasibility has not yet been established and all administrative expenditures are expensed as incurred.

Mineral property acquisition costs and development expenditures incurred subsequent to the determination of the feasibility of mining operations are deferred until the property to which they relate is placed into production, sold, allowed to lapse or abandoned, or when impairment in value has been determined to have occurred.

Mineral property acquisition costs include the cash consideration and the fair value of common shares and warrants issued for mineral property interests, pursuant to the terms of the relevant agreement. Mineral properties are written off if the property is sold, allowed to lapse, abandoned, or when impairment in the value has been determined to have occurred. Mineral property sales proceeds or option payments received for exploration rights are treated as cost recoveries.

F17.5-11